EXHIBIT 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
HUDSON VALLEY HOLDING CORP.

It is hereby certified that:
1.	The name of the corporation is:
HUDSON VALLEY HOLDING CORP.
2.	The purpose or purposes for which the corporation is formed as follows, to wit:

To acquire by subscription, purchase or otherwise, to hold for investment or for resale, to sell, pledge, hypothecate and in all ways deal with: stocks, shares, script, bonds, consols, debentures, mortgages, notes, trust receipts, certificates of indebtedness, interim receipts and other obligations and securities of corporations.

To do all things suitable and proper for the protection, conservation or enhancement of the value of stocks, shares, securities, evidences of indebtedness or other properties held by it, including the exercise of the right to vote thereon. To bid upon and purchase at foreclosure or at other sales, real property and rights of interests therein of all kinds.

This corporation may purchase, acquire, hold and dispose of the stocks, shares, bonds and other evidences of indebtedness of any corporation, and issue in exchange therefor its shares, bonds or other obligations.

To own, operate, manage, acquire and deal in property, real and personal, which may be necessary to the conduct of the business.

Without limiting any of the purposes or powers of the corporation it shall have the power to do any one or more or all of the things set forth, and all other things likely, directly or indirectly, to promote the interests of the corporation. In the carrying on of its business it shall have the power to do any and all things and powers which a co-partnership or a natural person could do, either as a principal, agent, representative, lessor, lessee or otherwise, either alone or in conjunction with others, and in any part of the world. In addition, it shall have and exercise all rights, powers and privileges now belonging to or conferred upon corporations organized under the Business Corporation Law.

3.	The office of the corporation is to be located in the County of Westchester, State of New York.

4.	(A) The aggregate number of shares which the corporation shall have authority to issue is 40,000,000 shares, consisting of 25,000,000 shares of common stock, par value $0.200000 per share, and 15,000,000 shares of preferred stock, par value $0.010000 per share.

(B) The Board of Directors is authorized, at any time or from time to time, to issue preferred stock in series, and by filing a certificate pursuant to the Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i) the designation for any such series by number, letter, or title that shall distinguish such series from any other series of preferred stock;
(ii) the number of shares in any such series (including a determination that such series shall consist of a single share);
(iii) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;
(iv) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the corporation;
(v) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;
(vi) whether, and if so upon what terms and conditions, such shares shall be redeemable;
(vii) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;
(viii) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and
(ix) whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.
(C) No present or future holder of any shares of the corporation of any class or series, whether heretofore or hereafter issued, shall have any preemptive rights with respect to (1) any shares of the corporation of any class or series, or (2) any other security of the corporation (including bonds and debentures) convertible into or carrying rights or options to purchase such shares.
5.	The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:
21 Scarsdale Road
Yonkers, New York 10707
6.	(A) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expense, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
(B) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
(C) No director of the corporation shall be held personally liable to the corporation or to its shareholders for damages for any breach of duty while acting as director, unless said breach of duty, whether an act or an omission, is found, by a judgment of a court of competent jurisdiction, or other final adjudication to have been committed in bad faith or involved intentional misconduct or a knowing violation of law, or that said director personally gained, in fact, a financial profit or other advantage to which the director was not legally entitled, or that the director’s acts violated Section 719 of the Business Corporation Law. Nothing contained herein shall eliminate the liability of any director of the corporation for any act or omission committed before the adoption of this provision.